UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2023

Aravive, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36361	26-4106690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

River Oaks Tower
3730 Kirby Drive, Suite 1200
Houston, Texas 77098
(Address of principal executive offices)

(936) 355-1910
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ARAV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.   Regulation FD Disclosure.

On May 25, 2022, Aravive, Inc. (the “Company”) issued a press release announcing the presentation of updated results from its ongoing Phase 2 trial of batiraxcept in clear cell renal cell carcinoma (ccRCC) at the 2023 American Society of Clinical Oncology (ASCO) annual meeting, taking place June 2-6, 2023 in Chicago, IL and virtually.

Safety and clinical activity of batiraxcept as monotherapy in heavily pretreated patients with no curative intent, in combination with cabozantinib (cabo) in patients who had failed first line and subsequent therapies, and in combination with cabo and nivolumab (nivo) as first line therapy were evaluated.

The abstract was released by ASCO today and contains data available as of January 17, 2023.  The poster will be presented at ASCO on June 3, 2023 and will have more mature data as of April 21, 2023 and will include:

●	Batiraxcept monotherapy and batiraxcept plus cabo or cabo/nivo demonstrated a manageable safety profile, consistent with cabo and nivo prescribing information.
●
Batiraxcept plus cabo showed promising results in previously IO and VEGF-TKI-treated ccRCC patients, with an objective response rate (ORR) of 50% in this population (n=12), compared to 38% (n=13) in patients with no prior VEGF-TKI.

●	Batiraxcept plus cabo and nivo showed an ORR of 55% (n=11) in first-line treatment, consistent with combination first line therapies.
●
In the batiraxcept monotherapy cohort (n=10), one patient attained stable disease, suggesting that batiraxcept achieves greatest activity in combination therapies, supporting the intended combination approach in the planned registrational Phase 3 trial.

●
The combination of batiraxcept and cabo appears to improve median progression-free survival (mPFS) in patients previously treated with IO and VEGF-TKI treatments compared to those without prior VEGF-TKI exposure, consistent with the P1b data and supporting the intended target population of the planned Phase 3 trial.

A copy of the abstract titled “Phase 2 study of batiraxcept (AVB-S6-500, an AXL inhibitor) as monotherapy, in combination with cabozantinib (cabo), and in combination with cabo and nivolumab (nivo) in patients with advanced clear cell renal cell carcinoma (ccRCC)” is filed as an exhibit to this Current Report on Form 8-K.

The information in this Item 7.01 and in the press release furnished as Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended and shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

The press release furnished as Exhibit 99. to this Current Report on Form 8-K includes “safe harbor” language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements contained therein are “forward-looking” rather than historical.

Item 8.01.   Other Events.

The Company presented updated results from its ongoing Phase 2 trial of batiraxcept in clear cell renal cell carcinoma (ccRCC) at the 2023 American Society of Clinical Oncology (ASCO) annual meeting, taking place June 2-6, 2023 in Chicago, IL and virtually. Safety and clinical activity of batiraxcept as monotherapy in heavily pretreated patients with no curative intent, in combination with cabozantinib (cabo) in patients who had failed first line and subsequent therapies, and in combination with cabo and nivolumab (nivo) as first line therapy were evaluated.

The abstract was released by ASCO today and contains data available as of January 17, 2023.  The poster will be presented at ASCO on June 3, 2023 and will have more mature data as of April 21, 2023 and will include:

●	Batiraxcept monotherapy and batiraxcept plus cabo or cabo/nivo demonstrated a manageable safety profile, consistent with cabo and nivo prescribing information.
●
Batiraxcept plus cabo showed promising results in previously IO and VEGF-TKI-treated ccRCC patients, with an objective response rate (ORR) of 50% in this population (n=12), compared to 38% (n=13) in patients with no prior VEGF-TKI.

●	Batiraxcept plus cabo and nivo showed an ORR of 55% (n=11) in first-line treatment, consistent with combination first line therapies.
●
In the batiraxcept monotherapy cohort (n=10), one patient attained stable disease, suggesting that batiraxcept achieves greatest activity in combination therapies, supporting the intended combination approach in the planned registrational Phase 3 trial.

●
The combination of batiraxcept and cabo appears to improve median progression-free survival (mPFS) in patients previously treated with IO and VEGF-TKI treatments compared to those without prior VEGF-TKI exposure, consistent with the P1b data and supporting the intended target population of the planned Phase 3 trial.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
99.1	Press Release of Aravive, Inc.
99.2	Abstract titled "Phase 2 Study of Batiraxcept (AVB-S6-500, an AXL inhibitor) as Monotherapy, in combination with Cabozantinib (Cabo), and in combination with Cabo and Nivolumab (Nivo) in Patients with Advanced Clear Cell Renal Cell Carcinoma (ccRCC)"
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2023	ARAVIVE, INC. (Registrant)

	By:	/s/ Gail McIntyre
	Name:	Gail McIntyre
	Title:	Chief Executive Officer